Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 18, 2004, with respect to the combined statement of revenue and certain expenses of The Rubenstein Portfolio for the year ended December 31, 2003 incorporated by reference in the Registration Statement (Form S-3) of Brandywine Realty Trust for the registration of 343,006 Common Shares of Beneficial Interest.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 16, 2005